Exhibit 99.1

The Necessity Retail REIT, Inc. (NASDAQ:RTL) Q1 2023 Earnings Conference Call

Executives

Michael Weil - President & CEO

Jason Doyle - CFO

Curtis Parker - Senior Vice President

Operator

Good morning and welcome to the Necessity Retail REIT, Inc. First Quarter 2023 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of RTL's website at www.necessityretailreit.com. Joining me today on the call to discuss the results are Michael Weil, President and Chief Executive Officer and Jason Doyle, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences or otherwise impact our business.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, RTL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I'll now turn the call over to Mike Weil. Mike?

Mike Weil

Thank you, Curtis. Good morning and thank you all for joining us today.

We continued to make great progress on some of our key strategic objectives during the first quarter, including leasing available space, renewing leases with existing tenants, enhancing our balance sheet through strategic dispositions, and reducing our net debt by approximately $29 million from the prior quarter. As of March 31, 2023, our high-quality portfolio features a Top 20 tenant roster that is 64% investment grade or implied investment grade with no one tenant representing more than 4% of annualized straight line rent. The portfolio also boasts strong exposure to sunbelt states, where we own properties that generate 57% of our portfolio-wide annualized straight-line rent. To continue enhancing our portfolio, we've built a leasing pipeline that we expect to grow occupancy and increase straight line rent. In addition to the $400 million of property dispositions we completed last year, we have over $180 million of dispositions that we have already completed or have in our pipeline. In line with our comments on prior calls, we plan to use the net proceeds from these sales to continue improving our balance sheet by reducing our net debt, as we have in the last two quarters.

Our focus on dispositions and leasing is designed to improve our leverage ratios, including net debt to adjusted EBITDA, over the long run. The modest increase of this ratio in the first quarter compared to the fourth quarter of 2022 is due, in part, to non-recurring revenue items received during the fourth quarter and general and administrative expenses that are frequently elevated in the first quarter due to year-end audit and legal expenses. We anticipate that, as in prior quarters, these will normalize over the remainder of the year. We believe that our asset management and disposition efforts will have the intended deleveraging effect as these elevated costs abate.

The significant commitment we've made to asset and property management continues to deliver results. Our executed leases as of quarter end plus leasing pipeline as of May 1st will raise occupancy in our portfolio to 94.5%, up from actual occupancy of 93.7% at the end of the fourth quarter, and increase straight line rent by $7.7 million assuming executed leases commence and signed LOIs lead to definitive leases on their contemplated terms. New and renewal leases signed during the first quarter totaled over one million square feet. This includes 274,000 square feet across 26 new leases in our multi-tenant portfolio, with a combined $4 million of annualized straight-line rent plus 722,000 square feet on 44 lease renewals in our multi-tenant portfolio representing $7.4 million in annualized straight-line rent and nearly 103,000 square feet on 23 leases representing $6.3 million in annualized straight-line rent in our single tenant portfolio.

The results of our leasing continue to illustrate the quality of our assets, driving higher leasing rates even in the current environment. As of quarter end, the multi-tenant lease renewals had a spread of plus 12.7% between the previous rent and the rent payable under the terms of the renewal, demonstrating the strong renewal demand and market for our suburban multi-tenant assets. In 2022, the spread on lease renewals was an attractive 6.4%. The upwards trajectory of this spread is encouraging and consistent with the demand we are seeing for the quality of our shopping centers. This strength has carried over into the second quarter. We have a robust leasing pipeline as of May 1st, which includes leases executed after the end of the first quarter, of over 500,000 square feet for $7.1 million in annualized straight-line rent in the multi-tenant portfolio.

Although the portfolio continues to perform at a very high level, with continued strong leasing activity and positive spreads on renewals, we have had a few tenants whom were working through some challenges. I'd like to give you an update. As previously disclosed in our 10-K, TOMS King, a large regional operator of Burger King franchises, filed for Chapter 11 in January and Mountain Express, a large regional operator of gas and convenience properties, filed on March 23, 2023. In each of these cases, we are evaluating leasing and sale proposals on an individual property basis with the goal of maximizing long-term value for shareholders. Let’s look at each tenant separately and at what we have been doing in response to their proceedings.

We had 41 leases with TOMS King at the end of the fourth quarter. In January, nine of these leases were terminated and another four were terminated after Q1. The remaining 28 of these leases were assumed and are current on their rent. We expect these 28 locations to remain leased through the process. Of the thirteen terminated leases, we are negotiating new leases with new tenants at five of the properties and actively marketing to sell or lease the other eight.

Regarding Mountain Express, it remains early in the process. As of May 1, none of our 71 leases had been formally rejected by the court, however, there is a pending motion to reject 28 of the leases. We have been actively engaged with the tenant to collect past due and current rent, and April rent was received for the 43 locations not currently in front of the court. We are in discussions with potential operators to lease or buy all 71 properties.

In March, our tenant American Car Center filed for Chapter 7 liquidation. We proactively regained possession of all 16 properties that we own that were previously leased to American Car by termination of our master lease on April 13. We have been extremely active at marketing these properties and have received robust interest. To date, five properties are already in sale negotiations, six properties have active leasing interest and the other five are being actively marketed.

Finally, Bed, Bath, and Beyond and its subsidiaries, which represent only 1.4% of our total annualized straight-line rent, filed for Chapter 11 bankruptcy proceedings in April. Along with its subsidiaries, Bed,Bath is a tenant with 19 leases at 17 of our shopping centers, totaling approximately 505,000 square feet as of March 31, 2023. These properties are in desirable locations with a lot of backfill activity and we have been actively working with replacement tenants for these properties for some time. As of May 1, we have already signed one lease and three LOI's, with another ten LOIs submitted to replace the current tenant, who is still operating and paying rent in the space. The remaining properties are being actively marketed.

Another of RTL's historic strengths has been maintaining a broad and diversified portfolio. At quarter end, our $5.0 billion portfolio was comprised of 1,039 properties, with executed occupancy plus leasing pipeline of 94.5%, up from 91.8% a year ago, and a weighted-average remaining lease term of 7.1 years. We own properties in 47 states and the District of Columbia and our tenants operate across 39 different industries, with no single state or single industry representing more than 10% of our portfolio and no tenant representing more than 4% of our portfolio based on straight-line rent.

Annualized straight-line rent increased over 8% year-over-year to $374.9 million and the square footage of our portfolio grew over 5% year-over-year to approximately 27.6 million square feet, in large part due to the acquisitions we completed last year. As of the quarter end, the tenants in our single-tenant portfolio were over 58.5% actual or implied investment-grade rated, and 36.4% of anchor tenants in our multi-tenant portfolio were actual or implied investment-grade rated.

Based on straight-line rent, 65.1% of leases across the portfolio include contractual rent increases which increase the cash that is due under the leases over time by approximately 1.1% per year on average. At quarter end, 57% of our portfolio straight-line-rent was derived from Sunbelt markets and over 63% of our top 20 tenants were actual or implied investment grade rated. The necessity-based nature and high percentage of actual or implied investment grade tenants in our portfolio provide dependable long-term cash flows, and we believe the potential for continued rental growth remains through leasing up available space.

At quarter end, our long-term debt had a weighted-average maturity of 3.8 years and was 84% fixed rate and had weighted-average interest rate of 4.4%. We proactively locked in rates during the historically low interest rate environment before rates began to rise, significantly insulating us from exposure to today's rising interest rate environment. We increased NOI and Cash NOI by $10.9 million and $9.5 million, respectively, compared to the same quarter of 2022 and Adjusted EBITDA grew by over 15% to $70.4 million.

We have demonstrated an ability to successfully de-lever in the past and expect that we will do so again throughout this year. Though May 1st, we disposed of $72.4 million of properties and we have a disposition pipeline of over $100 million by contract sales price, including properties subject to purchase and sale agreements and non-binding letters of intent and assuming all dispositions close on their contemplated terms. All or a portion of the proceeds from these dispositions is expected to be used to repay debt and lower our net debt to adjusted EBITDA ratio.

I'll turn it over to Jason Doyle to take us through the numbers in greater detail. Jason?

Jason Doyle

Thanks Mike. The company's first quarter revenue was $113.6 million up 19.6% from $94.9 million in the first quarter of 2022, with a net loss of $18.8 million. First quarter AFFO was $30.5 million or $0.23 per share, down a penny compared to the first quarter of 2022. Our first quarter 2023 FFO was $23.6 million, or $0.18 per share and NOI was $86.7 million, a 14.3% increase over the $75.8 million of NOI we reported in the first quarter of 2022. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

From a balance sheet perspective, Net debt decreased to $2.7 billion in the first quarter, down $29 million from the previous quarter, and had a weighted-average interest rate of 4.4%. Our net debt to gross asset value was 51.5% as of the end of the first quarter. As Mike mentioned, although our net debt decreased, our Net Debt to Adjusted EBITDA ratio ticked up this quarter to 9.6x from 9.1x last quarter. Specific costs that pushed up expenses include seasonal audit expenses and professional fees of approximately $1 million. The previous quarter benefited from $1.2 million in lease termination payments and $1 million in operating expense adjustments, including a successful property tax appeal.

As of March 31st, the components of our debt included $448.0 million drawn on our credit facility, $1.8 billion of outstanding secured debt and $500 million of senior unsecured notes. The amount drawn under our credit facility represents the entirety of our floating rate debt. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $89.7 million, that’s based on our March 31st cash balance and borrowing availability.

The Company distributed $28.5 million in common dividends to shareholders in the quarter, or $0.21 per share. AFFO per share was $0.23.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Jason.

We continue to execute on our asset management strategy with strong leasing results across the portfolio, including a 12.7% spread on renewals in our multi-tenant portfolio. The dispositions we have completed and the pipeline of future dispositions are expected to generate net proceeds that we can use to continue reducing our Net Debt, which has improved by over $80 million since the end of the third quarter of 2022. Our high-quality tenants include grocery stores, quick service restaurants, and other necessity-retail properties that are conveniently located between home and work and are where America shops every day. We believe we are well positioned to continue to benefit from a robust retail environment and a strong world-class portfolio. Thank you for joining us, and operator, please open the line for questions.

Question-and-Answer Session